UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2013

Coach, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

516 West 34thStreet, New York, NY 10001

(Address of principal executive offices) (Zip Code)

(212) 594-1850

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2013, Coach, Inc. (“Coach” or the “Company”) entered into a Letter Agreement (the “Agreement”) with Victor Luis, the Company’s President, International Group, to serve as the Company’s President & Chief Commercial Officer, commencing on February 14, 2013 (the “Commencement Date”).  The Agreement states that it is the intent of the Board to appoint Mr. Luis to the position of Chief Executive Officer of Coach no later than January 1, 2014.  Also on February 13, 2013, the Company’s Board of Directors (the “Board”) increased the size of the Board to nine members and elected Mr. Luis as a director of the Board, beginning on the Commencement Date.

As President and Chief Commercial Officer of the Company, Mr. Luis, age 46, has oversight for all of Coach’s revenue-generating units, strategy and merchandising.  Mr. Luis served as President, International Group of Coach, from February 2012 to February 2013, with oversight for all of Coach’s operations outside of North America.  Prior to that he was President for Coach Retail International from March 2010 to February 2012, with responsibility for the Company’s directly operated businesses in China (Hong Kong, Macau and Mainland China), Japan, Singapore, and Taiwan.  Prior to that he was President and Chief Executive Officer, Coach China and Coach Japan from September 2008 to March 2010. Mr. Luis joined Coach in June 2006 as President and Chief Executive Officer, Coach Japan.  Prior to joining Coach, from 2002 to 2006, Mr. Luis was the President and Chief Executive Officer for Baccarat, Inc., running the North American operation of the French luxury brand.  Earlier in his career, Mr. Luis held marketing and sales positions within the Moët Hennessy Louis Vuitton (LVMH) Group.  Mr. Luis holds a Bachelor of Arts degree from College of the Holy Cross and a Master of Arts degree from University College, Durham University, UK.

The Agreement generally provides for the following key compensation and benefits to Mr. Luis.  The program is designed to incentivize successful execution of the Company’s strategy and drive annual performance while strongly aligning Mr. Luis’ long-term compensation with value creation for Coach’s stockholders over a multi-year period:

●	an annual base salary of $1,100,000 as Chief Commercial Officer;

●	upon appointment to the position of Chief Executive Officer, the annual base salary will be increased to $1,250,000;

●
an annual cash incentive opportunity with a target award equal to 150% of base salary (with a maximum cash incentive opportunity equal to 200% of base salary), subject to annual Company performance goals established by the Human Resources Committee (the “Committee”) of the Company’s Board;

●
a one-time performance restricted stock unit (“PRSU”) award based on total return outperformance relative to the Standard & Poor’s 500 Index over a multi-year period of up to a maximum grant valued at $25 million on March 4, 2013, the date of grant, which will vest in full as of the fifth anniversary of grant, with opportunities to vest 1/5th as of the third anniversary and 1/5th as of the fourth anniversary of grant, depending in each case on performance, and subject to Mr. Luis’ employment as Chief Executive Officer of the Company on each vesting date.  The shares of common stock under this PRSU award will be earned and distributed based on performance criteria which compare the Company’s total stockholder return over the performance period, to the total stockholder return of the companies included in the Standard & Poor’s 500 Index on the date of grant (excluding Coach);

●
annual performance-linked equity awards, to be granted each August, with a grant date value of no less than $4,800,000.  The annual awards to be made in each of August 2013, 2014 and 2015 will be comprised of 60% PRSUs and 40% stock options.  For 2013, Mr. Luis’ annual award of PRSUs will have a grant date value of $2,880,000 and will vest in equal 1/3 installments on each of the first three anniversaries of the date of grant, subject to achievement of performance criteria to be established by the Committee on the grant date and generally subject to Mr. Luis’ continued employment with the Company.  Thereafter, Mr. Luis’ annual PRSU awards will cliff vest as of the third anniversary of the grant date, subject to the achievement of performance criteria, and generally subject to Mr. Luis’ continued employment with the Company.  Each stock option granted in connection with an annual equity award will have a grant date Black-Scholes value of $1,920,000, will have an exercise price per share equal to the fair market value per share as of the date of grant, and will become exercisable in equal installments on the first, second and third anniversaries of the Grant Date, generally subject to Mr. Luis’ continued employment with the Company; and

●
participation in the Company’s medical, dental, vision, and disability insurance, the Savings & Profit Sharing Plan, Employee Stock Purchase Plan, employee discount program and 25 business days of vacation per year.  Under its life insurance policy for Vice Presidents and above, the Company will pay Mr. Luis’ premium for universal life insurance, with a benefit payable in the amount of $3 million.  Further, the Company will reimburse Mr. Luis for up to $25,000 in reasonable and documented legal fees and expenses incurred in connection with the negotiation of the Agreement.

If the Company terminates the employment of Mr. Luis without “Cause” (as such term is defined in the Agreement), or if he resigns for “Good Reason” (as such term is defined in the Agreement), the Company will pay Mr. Luis a severance amount equal to the sum of his (i) “Pro Rata Bonus” (as such term is defined in the Agreement) for the Company’s fiscal year in which the termination occurred, (ii) 21 months of his then current salary, and (iii) 21 months of his annual cash incentive opportunity, calculated based on the average of the actual percentage of the annual cash incentive Coach target earned for the three prior fiscal years.  Mr. Luis’ equity awards will be treated as follows: (i) all of his unvested annual equity awards will continue to vest during the severance period to the extent he had remained employed through the end of such period, (ii) a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting shall be eligible to vest as of the original vesting date based on actual Company performance, and (iii) all unvested appointment grant PRSUs will be forfeited.

If Mr. Luis resigns his employment with the Company other than for “Good Reason,” during the three month notice period, the Company may, in its sole discretion, elect to subject him to the noncompetition and nonsolicitation provisions of the Agreement so long as the Company provides him with the severance payments and benefits described above for the 12-month period following his termination.

 Generally all of Mr. Luis’ salary and annual cash incentive compensation is subject to his continued employment with the Company through the time that such salary and annual cash incentive compensation would normally be paid.  Mr. Luis will continue to be subject to the Company’s stock ownership guidelines, and upon his appointment to Chief Executive Officer, will be required to own the lesser of Coach equity valued at five times his then current annual salary or 250,000 shares within five years of appointment.  Further, all performance-based compensation paid to Mr. Luis is subject to Coach’s incentive repayment (“clawback”) policy applicable in the event of a material restatement of the Company’s financial results.  Mr. Luis will be subject to the noncompetition and nonsolicitation covenants set forth in the Agreement, both during his employment with the Company as well as during specified periods following termination.

As an officer of the Company, Mr. Luis will receive no remuneration for his services as a director.  There are no arrangements or understandings between Mr. Luis and any other person pursuant to which he was selected as a director (other than the terms of the Agreement providing for his appointment to the Board), and there have been no transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Mr. Luis that are required to be disclosed by Item 404(a) of Regulation S-K.

Also on February 14, 2013, the Company announced that Lew Frankfort, the Company’s current Chief Executive Officer and Chairman of the Board, will continue to serve in such capacity until such time as Mr. Luis is named Chief Executive Officer.  Upon Mr. Luis becoming Chief Executive Officer, Mr. Frankfort will become the Company’s Executive Chairman.

The foregoing does not constitute a complete summary of the terms of the Agreement, and reference is made to the complete text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.  A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Letter Agreement dated as of February 13, 2013 between the Company and Mr. Luis

99.1	Text of Press Release, dated February 14, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 15, 2013

COACH, INC.

By:	/s/ Todd Kahn
Todd Kahn
Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

10.1	Letter Agreement dated as of February 13, 2013 between the Company and Mr. Luis

99.1	Text of Press Release, dated February 14, 2013